Exhibit 99.1

JetPay Corporation Appoints Robert Frankfurt

to its Board of Directors

Center Valley, PA – November 1, 2017 - JetPay Corporation (“JetPay” or the Company) (NASDAQ: “JTPY”) announced today the appointment of Mr. Robert Frankfurt to its Board of Directors, effective October 30, 2017. Mr. Frankfurt will also serve as a member and as chairman of the Company’s Audit Committee. Mr. Frankfurt was appointed to the board to fill the vacancy created by the resignation of Fredrick S. Hammer in August 2016 and will serve as a director until the expiration of Mr. Hammer’s term in 2019.

Mr. Frankfurt founded Myca Partners, Inc., an investment advisory services firm (“Myca”), in 2006 to invest in small cap U.S. public and private companies. Prior to forming Myca, Mr. Frankfurt spent more than a decade as a partner and senior portfolio manager at various investment partnerships. Mr. Frankfurt recently served on a number of public company boards, including Handy & Harman Ltd. (NASDAQ: HNH), an industrial products technology company, which was sold in October 2017 to Steel Partners Holdings L.P., Jive Software, Inc. (NASDAQ: JIVE), a global provider of communication and collaboration solutions for businesses and government agencies prior to its sale to ESW Capital, LLC for $462 million in June 2017, and Peerless Systems Corp (NASDAQ: PRLS). Mr. Frankfurt began his career as a financial analyst in the mergers and acquisition department of Bear, Stearns & Co. and later joined Hambro Bank America as an associate focused on mergers and acquisitions and venture capital transactions. Mr. Frankfurt graduated from the Wharton School of Business with a B.S. in Economics and received an MBA from the Anderson Graduate School of Management at UCLA.

We believe that Mr. Frankfurt, with a career of over 30 years in assisting senior management and providing board leadership for numerous companies, including NASDAQ companies in the technology and payment processing industry, will bring valuable expertise to our organization in the areas of strategic direction, financing strategies, acquisitions, and overall industry expertise. “We are extremely excited to have Rob join our Board,” said Diane (Vogt) Faro, JetPay’s Chief Executive Officer. “His diverse experience and expertise as a principle investor, board leadership roles, capital raiser, business strategist and his focus in technology, marketing, and payment processing will be of tremendous value to our Company.”

About JetPay Corporation

JetPay Corporation (“JetPay”), based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2016, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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